Free Writing Prospectus

Filed pursuant to Rule 433

Relating to the

Preliminary Prospectus Supplement dated September 11, 2017 to the

Prospectus dated November 17, 2015

Registration No. 333-208074

Southwestern Energy Company

Pricing Term Sheet

September 11, 2017

$650,000,000 7.500% Senior Notes due 2026 (the “2026 Notes”)

$500,000,000 7.750% Senior Notes due 2027 (the “2027 Notes”)

The information in this pricing supplement supplements the preliminary prospectus supplement, dated September 11, 2017 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer:	Southwestern Energy Company

Distribution:	SEC registered

Trade Date:	September 11, 2017

Settlement Date:	T+10; September 25, 2017

Denominations:	$2,000 x $1,000

Aggregate Net Proceeds (Before Expenses):	$1,135,625,000

	7.500% Senior Notes due 2026	7.750% Senior Notes due 2027

Principal Amount:	$650,000,000	$500,000,000

Security Type:	Senior Note	Senior Note

Ratings*:	Moody’s: B1 (Stable Outlook); S&P: BB- (Positive Outlook)	Moody’s: B1 (Stable Outlook); S&P: BB- (Positive Outlook)

Maturity:	April 1, 2026	October 1, 2027

Coupon (Interest Rate):	7.500%	7.750%

Price to Public:	100.000%	100.000%

Yield to Maturity:	7.500%	7.750%

Spread to Benchmark Treasury:	+542 basis points	+562 basis points

Benchmark Treasury:	UST 1.625% due February 15, 2026		UST 2.250% due August 15, 2027

Interest Payment Dates:	April 1 and October 1, commencing on April 1, 2018		April 1 and October 1, commencing on April 1, 2018

Make-Whole Redemption:	T + 50 basis points at any time prior to April 1, 2021		T + 50 basis points at any time prior to October 1, 2022

Option Redemption:	Redeemable at the prices set forth below plus accrued and unpaid interest if redeemed during the 12 months beginning on April 1 in the specified year:		Redeemable at the prices set forth below plus accrued and unpaid interest if redeemed during the 12 months beginning on October 1 in the specified year:

	Year	Percentage	Year	Percentage
	2021	105.625%	2022	103.875%
	2022	103.750%	2023	102.583%
	2023	101.875%	2024	101.292%
	2024 and thereafter	100.000%	2025 and thereafter	100.000%

Change of Control Event:	Offer to purchase at 101% plus accrued and unpaid interest		Offer to purchase at 101% plus accrued and unpaid interest

CUSIP Number:	845467AM1		845467AN9

ISIN Number:	US845467AM16		US845467AN98

Book-Running Managers:

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Senior Co-Managers:	BMO Capital Markets Corp. Capital One Securities, Inc. CIBC World Markets Corp. HSBC Securities (USA) Inc. PNC Capital Markets LLC SMBC Nikko Securities America, Inc.		BMO Capital Markets Corp. Capital One Securities, Inc. CIBC World Markets Corp. HSBC Securities (USA) Inc. PNC Capital Markets LLC SMBC Nikko Securities America, Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BNP Paribas Securities Corp.

Citizens Capital Markets, Inc.

Comerica Securities, Inc.

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BNP Paribas Securities Corp.

Citizens Capital Markets, Inc.

Comerica Securities, Inc.

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Delivery of the notes is expected to be made against payment therefor on or about September 25, 2017, such settlement being referred to as “T+10.” Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by calling J.P. Morgan Securities LLC toll-free at (866) 803-9204.

Any disclaimers or notices that may appear on this Pricing Term Sheet below the text of this legend are not applicable to this Pricing Term Sheet and should be disregarded. Such disclaimers may have been electronically generated as a result of this Pricing Term Sheet having been sent via, or posted on, Bloomberg or another electronic mail system.